Exhibit 99.2

Unaudited Pro forma Condensed Combined Financial Statements

On January 13, 2006, Ambassadors International, Inc. (“Ambassadors”) completed its acquisition of 100% of the membership interests of American West Steamboat Company LLC, EN Boat LLC and QW Boat Company LLC (collectively “American West Cruises”). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of December 31, 2005, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Ambassadors and American West Cruises as of December 31, 2005. The unaudited pro forma condensed combined statement of operations was prepared using the historical statements of operations of Ambassadors and American West Cruises for the year ended December 31, 2005.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on January 1, 2005, and combines the unaudited condensed balance sheets of Ambassadors and American West Cruises. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 give effect to the acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of Ambassadors and American West Cruises, and should be read in conjunction with Ambassadors’ historical financial statements and related notes, Ambassadors’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ambassadors’ Annual Report on Form 10-K for the year ended December 31, 2005 and American West Cruises’ financial statements presented herein.

Ambassadors International, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2005

(in thousands)

	Ambassadors	American West Cruises	Pro Forma Adjustments		Pro Forma Combined
	(As Reported)
Assets:
Current assets:
Cash and cash equivalents	$17,716	$1,236	$(5,100	)(C)	$13,852
Available-for-sale securities	77,415	—	—		77,415
Restricted cash	—	2,275	—		2,275
Deposits	—	356	—		356
Accounts receivable, net	2,976	177	—		3,153
Premiums receivable	14,135	—	—		14,135
Deferred policy acquisition costs	1,668	—	—		1,668
Reinsurance recoverable	1,257	—	—		1,257
Prepaid reinsurance premiums	1,095	—	—		1,095
Deferred income taxes	414	—	—		414
Inventories	—	237	—		237
Prepaid program costs and other current assets	2,524	382	—		2,906

Total current assets	119,200	4,663	(5,100)		118,763
Property and equipment, net	595	64,400	(16,919	)(E)	48,076
Goodwill	8,996	—	—		8,996
Other intangibles	1,325	—	—		1,325
Deferred income taxes	2,444	—	—		2,444
Other assets	2,223	3,257	(3,257	)(B)	2,223

Total assets	$134,783	$72,320	$(25,276)		$181,827

Liabilities:
Current liabilities:
Accounts payable	$2,453	$1,248	$—		$3,701
Participant and customer deposits	6,124	2,619	—		8,743
Accrued and other expenses	2,024	1,651	—		3,675
Amounts payable to member	—	543	(543	)(A)	—
Loss and loss adjustment expense reserves	9,021	—	—		9,021
Unearned premiums	5,779	—	—		5,779
Deferred gain on retroactive reinsurance	151	—	—		151
Current portion of long-term obligation	—	11,505	(9,700	)(D)	1,805

Total current liabilities	25,552	17,566	(10,243)		32,875
Long-term obligations, net of current portion	—	39,721	—		39,721
Due to parent company	—	24,987	(24,987	)(A)	—
Non-current participant deposits	5	—	—		5

Total liabilities	25,557	82,274	(35,230)		72,601
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	105	—	—		105
Additional paid-in capital	94,957	—	—		94,957
Retained earnings	16,522	(9,954)	9,954	(A)	16,522
Deferred compensation	(1,856)	—	—		(1,856)
Accumulated other comprehensive loss	(502)	—	—		(502)

Total stockholders’ equity	109,226	(9,954)	9,954		109,226

Total liabilities and stockholders’ equity	$134,783	$72,320	$(25,276)		$181,827

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Ambassadors International, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in thousands)

	Ambassadors	American West Cruises	Pro Forma Adjustments		Pro Forma Combined
	(As Reported)
Revenues:
Travel, incentive and event related	$14,281	$—	$—		$14,281
Net insurance premiums earned	11,456	—	—		11,456
License fees and other	1,203	—	—		1,203
Cruise revenue	—	37,429	—		37,429

	26,940	37,429	—		64,369

Costs and operating expenses:
Cost of software and technology related sales	524	—	—		524
Cost of cruise revenue	—	23,539	(2,485	)(G)	21,054
Selling and tour promotion	3,144	7,956	—		11,100
General and administrative	12,534	5,606	(105	)(G)	18,035
Loss and loss adjustment expenses	6,051	—	—		6,051
Insurance acquisition costs and other operating expenses	4,563	—	—		4,563
Other selling expenses	—	2,222	—		2,222

	26,816	39,323	(2,590)		63,549

Operating income (loss)	124	(1,894)	2,590		820

Other income:
Interest and dividend income	3,048	191	(158	)(I)	3,081
Realized gain on sale of available-for-sale securities	34	—	—		34
Interest expense	—	(3,137)	1,177	(F)	(1,960)
Other, net	1,047	720	—		1,767

	4,129	(2,226)	1,019		2,922

Income (loss) before income taxes	4,253	(4,120)	3,609		3,742
Provision for income taxes	1,111	—	(197	)(H)	914

Net income (loss)	$3,142	(4,120)	3,806		2,828

Earnings per share:
Basic	$0.30				$0.27

Diluted	$0.30				$0.26

Weighted-average common shares outstanding:
Basic	10,321		—		10,321

Diluted	10,597		250	(J)	10,847

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Ambassadors International, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements of Ambassadors International, Inc. (“Ambassadors”) for the year ended December 31, 2005 give effect to the acquisition of American West Steamboat Company LLC, EN Boat LLC and QW Boat Company LLC (collectively, “American West Cruises”) as if it had been completed on January 1, 2005. The unaudited pro forma condensed combined balance sheet as of December 31, 2005 gives effect to the acquisition of American West Cruises as if it had occurred on December 31, 2005.

The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting Ambassadors’ historical financial statements for the acquisition of American West Cruises. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of Ambassadors’ financial position or results of operations had the transaction been consummated on the dates indicated and do not project Ambassadors’ financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statement of operations and accompanying notes should be read in conjunction with Ambassadors’ historical financial statements and related notes, Ambassadors’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Ambassadors’ Annual Report on Form 10-K for the year ended December 31, 2005, and American West Cruises’ financial statements presented herein.

Note 2. Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $46.6 million. Certain of American West Cruises’ members will also be entitled to receive contingent consideration comprised of 250,000 restricted shares of Ambassadors’ common stock under certain circumstances. This contingent consideration has not been included in the preliminary purchase price and is not expected to be included in our original cost of the acquisition due to management’s inability to conclude “beyond a reasonable doubt” that the contingent consideration will be earned. The preliminary purchase price for the acquisition is as follows (in thousands):

Cash consideration	$4,350
Debt assumed	41,526
Estimated acquisition costs	750

Preliminary purchase price	$46,626

The final purchase price is dependent on the actual final direct acquisition costs and potential future contingent payments.

Based on the estimated purchase price, the preliminary purchase price allocation, subject to change pending completion of our final valuation and analysis, is as follows (in thousands):

Total assets acquired	52,144
Liabilities assumed	(5,518)

Net assets acquired	$46,626

Note 3. Pro Forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)	To eliminate the American West Cruises’ historical members’ equity and related party payable accounts.

(B)	To record the estimated fair value of the assets and liabilities acquired.

(C)	To record cash paid by Ambassadors as part of the transaction and estimated costs associated with the acquisition.

(D)	To record payment in full of certain outstanding debts prior to closing.

(E)	To record the estimated fair value of the acquired property and equipment.

(F)	To eliminate interest expense related to debt extinguished at date of acquisition.

(G)	To adjust depreciation expense based on the fair value and estimated lives assigned to property and equipment in our preliminary purchase price allocation.

(H)	To record the estimated tax effect of the pro forma adjustments. American West Cruises had elected to be taxed as separate limited liability companies for federal income tax purposes. The estimated tax rate was calculated using the federal statutory rate of 34.0% plus a net state income tax rate of 4.49% for the year ended December 31, 2005.

(I)	To reduce interest income associated with the cash paid in the transaction had the transaction been completed on January 1, 2005.

(J)	To reflect the contingent consideration associated with the issuance of 250,000 restricted common shares of Ambassadors’ stock.